Confidential treatment has been requested by OraPharma, Inc. pursuant to Rule 24b-2. All non-public information has been filed with the Securities and Exchange Commission.

                                                                   Exhibit 10.16

                             DISTRIBUTION AGREEMENT

This AGREEMENT (the "Agreement") dated as of August 19, 2002 (the "Effective Date") between Kensey Nash Corporation, a Delaware corporation, having its principal place of business at 55 East Uwchlan Avenue, Exton, PA 19341 (hereinafter referred to as "KNC") and OraPharma, Inc, a Delaware corporation, having its principal place of business at 732 Louis Drive, Warminster, PA 18974 (hereinafter referred to as "OraPharma").

Whereas, KNC develops, manufactures and sells for consideration medical devices fabricated from bioresorbable materials into anatomically or functionally specific three-dimensional architectures whose functional talents can be applied to hard and soft-tissue wound healing. This technology employs proprietary manufacturing processes that produce varieties of polymer architectures designed for specific wound model and tissue engineering applications.

Whereas, OraPharma is a company engaged in the development, manufacture and marketing of specialty pharmaceutical products related to the treatment of periodontal disease.

Whereas, KNC has received Section 510(k) clearance from the U.S. Food and Drug Administration to market Epi-Guide(R) bioresorbable periodontal matrix barrier in the U.S. in accordance with the provisions of the U.S. Federal Food, Drug and Cosmetic Act, and is presently marketing the Epi-Guide(R) product in the United States.

Whereas, KNC has received pre-market approval from the U.S. Food and Drug Administration to market Drilac(R) surgical dressing in the U.S. in accordance with the provisions of the U.S. Federal Food, Drug and Cosmetic Act, and is presently marketing the Drilac(R) product in the United States.

Whereas both the Epi-Guide(R) product and the Drilac(R) product have received regulatory approval to be marketed and sold in Canada, and KNC is presently marketing both products in Canada.

Whereas, OraPharma desires to advertise, promote, market, distribute and sell Product (as defined below) for exclusive use in the Field (as defined below) in the Territory (as defined below).

Whereas, KNC is willing, for the consideration and on the terms set forth herein, to grant the distribution right, as defined below, to OraPharma for such purposes.

         Now, therefore, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, KNC and OraPharma agree as follows:

                                 1. DEFINITIONS

         1.1. "Confidential Information" shall mean all oral or written information that is marked as "Confidential", that is disclosed by either party (the "Disclosing Party") to the other party (the "Receiving Party") that is not generally known to the public, including but not limited to, information of a technical nature such as trade secrets; manufacturing processes or devices; techniques, data, formulas, inventions (whether or not patentable), specifications and characteristics of current products or products under development; research projects, methods and results; matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers and customers; product, marketing or strategic plans; financial information; personnel records and other information of a similar nature, provided, however, that Confidential

               Information shall not include any information that (i) is or becomes public knowledge without breach of the Receiving Party's obligations hereunder; (ii) is rightfully acquired by the Receiving Party from a third party without restriction on disclosure or use; (iii) was already known to Receiving Party prior to receipt from the Disclosing Party; (iv) was or is disclosed by the Disclosing Party to a third party prior to or after the date of this Agreement without restriction on disclosure or use; or (v) is disclosed or used following the Receiving Party's receipt of express written consent from a representative of the Disclosing Party. The Receiving Party shall have the burden of proof respecting any of the aforementioned events on which the Receiving Party relies as relieving it of any restrictions. Oral disclosures for which protection is sought must at the outset be clearly identified by the Disclosing Party as Confidential Information and submitted by the Disclosing Party to the Receiving Party, marked as above within thirty (30) days after disclosure.

         1.2.  "Field" shall mean the dental profession.

         1.3.  "Minimum Purchase Guarantee" shall have the meaning set forth in
               Section 4.2.

         1.4. "Product" or "Products" shall mean either one or more of the devices meeting the specifications set forth in Schedule A ("Product Specifications") and Schedule B ("Product Drawings"), which are attached hereto and made part of this Agreement. Such specifications may be changed from time to time only as agreed to in writing by the parties. Product shall be labeled for use in the Field, and solely labeled as such with no alternate indications for use. Product shall include any improvements, modifications or replacements thereof, as made commercially available by KNC in any market anywhere in the world.

         1.5. "Sub-distributor" shall mean any entity designated by OraPharma to advertise, promote, market, distribute and sell the Product within a certain geographic area of the Territory where OraPharma reasonably believes that circumstances require the appointment of a Sub-distributor.

         1.6.  "Territory" shall mean the United States of America and Canada.

                         2. DISTRIBUTION GRANT AND TERM

         2.1.  Subject to Section 2.2 and the reservation of rights set forth in
               Section 2.3 of this Agreement, KNC hereby grants to OraPharma an exclusive (even as to KNC) distribution right to the Product for the sole and exclusive purpose of advertising, promoting, marketing, distributing and selling Product in the Field in the Territory during the Term. The exclusive distribution right granted herein shall terminate upon termination or expiration of this Agreement in accordance with Section 2.6 or Section 15 hereof.

         2.2 Until receipt of written notification from OraPharma of its intention to fill customer orders, KNC shall continue to service existing and new customer orders for the Product.

         2.3. Notwithstanding the distribution rights granted in Section 2.1, KNC does not convey manufacturing rights to the Product to OraPharma and OraPharma will exclusively purchase the Product from KNC during the Term of the Agreement.

         2.4. OraPharma may use Sub-distributors (each, a "Sub-distributor"), provided that, the sub-distribution agreement must be at least as restrictive as this Agreement with respect to the rights and obligations of the Sub-distributors. OraPharma shall be responsible for monitoring Sub-distributors, so that the terms of this Agreement are met. OraPharma shall be liable to KNC in the event that a Sub-distributor causes a material breach of any provision of this Agreement. OraPharma shall provide prior written notice of its intention to use a particular Sub-distributor to KNC, and KNC shall have ten (10) business days to make any reasonable business objection.

         2.5. During the Term of this Agreement, OraPharma shall not sell Product outside the Territory or sell Product to any person who, to the best of OraPharma's knowledge, intends to resell or reship them outside of the Territory. OraPharma agrees to refer to KNC all inquiries received by OraPharma for the sale of Product or reshipment of Product outside of the Territory.

         2.6. This Agreement shall commence on the Effective Date and continue until September 30, 2007 (the "Initial Term"). The Agreement shall be renewed automatically for two successive five (5) year terms (the "Extended Term"), with the pricing to be renegotiated; provided however that new Minimum Purchase Guarantee shall be set at the greater of (a) an average of actual purchases by OraPharma over the last two years of the preceding term and (b) the Minimum Purchase Guarantee during year 5 of the previous term, and shall not change for the duration of that Extended Term. (As defined by this Section 2.6, the Initial Term, the Extended Term and any extensions thereon are herein collectively referred to as "Term"). Upon completion of the fourth contract year of the Initial Term, and at any time thereafter, either Party may give notice of its intention to terminate the Agreement or, alternatively, to remove Product or Products from Schedule A ("Termination Notice"). Such Termination Notice shall be written and a minimum of two (2) years prior to the desired termination.

                         3. COMMERCIALIZATION AND SUPPLY

         3.1.  KNC agrees to:

               (a) use commercially reasonable efforts to supply OraPharma with OraPharma's projected requirements (pursuant to Subsection 3.2(i)) of Product;

               (b) supply OraPharma with Product manufactured in material compliance with FDA device applications for Epi-Guide and Drilac and FDA Quality System Regulations, ISO 9001:1994, EN 46001:1994, and ISO 13485.

               (c) supply OraPharma with fifty percent (50%) of OraPharma's year one Minimum Purchase Guarantee of Product as set forth on Schedule C hereof as soon as practical following the execution of this Agreement;

               (d) provide OraPharma with [***] units of Epi-Guide(R) Product, marked as "sample," at no cost to OraPharma, [***] to be provided with the initial delivery of Product and the balance delivered with the next purchase order;

               (e) provide OraPharma with all current customer lists, packaging material, package inserts, sales materials, and other relevant information relating to the Product to enable the transfer to OraPharma of KNC's current sales base for the Product;

               (f) following the written notification provided for in Section 2.2, promptly inform OraPharma of and refer to OraPharma any orders for Product in the Territory it may receive from any person or entity not affiliated with OraPharma;

               (g) allow OraPharma to use, free of charge, any and all artwork and/or marketing aids and materials developed by KNC and associated with the Product;

               (h) promptly provide OraPharma with relevant information, including correspondence from US FDA, concerning adverse reactions to the Product and safety information in accordance with US FDA medical device reporting requirements and keep accurate records of the same. KNC will be responsible for all reporting to the FDA in compliance with medical device reporting requirements (21 CFR Part 803);

               (i) promptly notify OraPharma in writing of any changes to the Product Specifications set forth in Schedule A; and

               (j) provide a mutually acceptable link to OraPharma's website from the website KNC maintains for each Product, at least as prominent as links maintained to any other Product distributor, and allow OraPharma to link its website to the Product websites.

         3.2.  OraPharma agrees to:

               (a) use commercially reasonable best efforts, consistent with efforts for its internally developed products, to promote and market the Product in the Territory;

               (b) market and sell the Product in the Field only for the indication approved on the Product labeling;

               (c) be solely responsible for the cost and implementation of all marketing, sales, promotional and related activities concerning the marketing, sale and promotion of the Product in the Territory;

               (d) design and provide to KNC all product inserts, advertising, promoting and marketing aids to be packaged with Product that vary from the specifications set forth in Schedule B;

[***] Confidential treatment requested

               (e) be solely responsible for the cost of any packaging redesign (e.g., artwork, labeling, configurations), which varies from the Product Drawings set forth in Schedule B. OraPharma will provide at its expense, or reimburse KNC for, any inventory requirements of packaging materials. If a packaging redesign results in material and labor costs either higher or lower from what is anticipated in Product Drawings set forth in Schedule B, transfer prices of Product shall be adjusted accordingly;

               (f) include reference to KNC's role as the developer and manufacturer of the Product on all packaging, marketing, sales and instructional materials in a manner acceptable to, or as specified by KNC, such approval not to be unreasonably withheld;

               (g) prior to use, provide copies to KNC of all marketing, instructional and other materials which include reference to the Product, its image, name or logo which may be developed by OraPharma and intended to be used to market to the end use customer for KNC's approval, which shall not be unreasonably withheld or delayed. Such materials may include, but are not limited to, packaging materials and inserts, brochures, direct mailings, trade show visuals and web content;

               (h) consult and cooperate with KNC in the creation of instructional materials to enable the customers of OraPharma to use the Product safely and as intended;

               (i) provide KNC with non-binding twelve (12) month forecasts of OraPharma's requirements of Product. Such forecasts shall be prepared in good faith and provided at the commencement of the Agreement and on a quarterly basis, no less than thirty
                    (30) days prior to the beginning of each calendar quarter. OraPharma shall have no liability hereunder for errors in its forecasts. It is understood that KNC is not required to produce Product inventory in excess of the forecasts, therefore, OraPharma will commit to carry a reasonable level of inventory to allow for normal fluctuations in sales demand so as to allow KNC reasonable lead time to meet any change in demand;

               (j) maintain a fully qualified and effective sales organization, including sufficiently adequately trained, experienced and competent personnel to perform and discharge OraPharma's obligations hereunder;

               (k) develop and maintain an accurate and timely customer complaint reporting system for the Product meeting the FDA medical device reporting requirements (21 CFR Part 803). Any reports generated by the system referred to in this Subsection 3.2(k) should be forwarded to KNC as soon as reasonably practical and in no event later than three (3) business days following the notification of the event;

               (l) promptly notify KNC in writing of any possible infringement by any third party of any trademark, trade name or other intellectual property right of KNC of which OraPharma becomes aware, as well as any claim of infringement of any intellectual property right against KNC or OraPharma as the result of any of OraPharma's actions pursuant to this Agreement; and

               (m) at all times conduct its business in a manner as will reflect favorably on KNC and the Product and will not engage in any deceptive, misleading, illegal, or unethical business practices.

                              4. PRICE AND PAYMENTS

         4.1. Transfer prices for the Product shall be set during the Initial Term of the Agreement as follows, wherein a unit comprises an individual Epi-Guide:

               Annual Total Units Purchased         Transfer Price Per Unit($US)
               ----------------------------         ----------------------------

               [***]                                [***]


               Transfer prices for Drilac syringes will be [***] for a box of 12 syringes or [***] for a box of 10 cubes, regardless of purchase quantity.

         4.2. OraPharma agrees to purchase minimum annual quantities of Epi-Guide Product (the "Minimum Purchase Guarantee") throughout the Term of the Agreement. [***] The Minimum Purchase Guarantees for the Initial Term are set forth on Schedule C. If OraPharma fails to purchase the Minimum Purchase Guarantee, KNC will have the right, at its discretion, to downgrade the Agreement to a non-exclusive agreement or to terminate the Agreement, in either case by thirty (30) day's written notice to OraPharma.

         4.3. KNC shall use commercially reasonable efforts to supply OraPharma with its requirements of Product and will promptly notify OraPharma of a shortage of supply of Product. In the event that KNC is unable to ship the Minimum Purchase Guarantee of Product to OraPharma in any year, the Minimum Purchase Guarantee for the year in which the shortage of supply occurs shall be waived and OraPharma will only be responsible for payment on actual Product shipped by KNC. KNC shall not be liable for any damages (actual, indirect, or consequential) of OraPharma arising from a shortage of supply of Product.

         4.4. KNC shall ship Product to the location(s) designated by OraPharma F.O.B. Exton, Pennsylvania. OraPharma shall pay the actual documented cost of shipping Product to OraPharma facilities. OraPharma shall be responsible for all insurance, custom charges and taxes related to shipping and the distribution of the Product.

         4.5. KNC shall invoice (net 30 day terms) OraPharma for the aggregate Product shipments and OraPharma shall pay each invoice within such thirty (30) day period.

         4.6. All payments due pursuant to this Agreement shall be paid by wire transfer to a bank account specified by KNC in United States Dollars.

[***] Confidential treatment requested

        5. INSPECTION AND DISPUTE RESOLUTION RELATING TO SATISFACTION OF
                             PRODUCT SPECIFICATIONS

         5.1. Inspection. Each shipment of Product shall be accompanied by a certificate of conformance for the production batch. OraPharma, or a designate acceptable to KNC, shall inspect and analyze each shipment of Product delivered by KNC and any claims regarding quantity or quality of same shall be made by OraPharma in writing to KNC specifying in reasonable detail the nature and basis for the claim and citing relevant control numbers or other information to enable specific identification of Product in question.

         5.2. If a shipment is deficient in quality or quantity, KNC shall promptly make up or replace the affected quantity of Product at its expense, including cost of shipping and import. OraPharma shall, at KNC's expense and direction, dispose of any defective Product.

         5.3. Resolution of Disputes Relating to Product Specifications. If the parties hereto fail to agree as to whether a delivered quantity of Product meets its agreed specifications, then the parties shall cooperate to have the Product in dispute analyzed by a qualified independent testing laboratory selected by KNC to which OraPharma does not have reasonable objection. The following provisions shall apply with respect to the results indicated by such independent laboratory:

               (a) If the Product is determined to have met its specifications, then OraPharma shall bear the costs of the independent laboratory testing and shall accept the shipment of such Product.

               (b) If the Product is determined not to meet its specifications, then KNC promptly shall replace the affected quantity as outlined in Section 5.2 and KNC shall bear the costs of the independent laboratory testing.

                            6. REPORTING REQUIREMENTS

         6.1. OraPharma shall deliver to KNC within twenty (20) days after the end of each calendar quarter a written report showing its unit and dollar sales for such calendar quarter for the Product. All unit and dollar sales shall be segmented in each report according to sales by OraPharma and each Sub-distributor, by Product, as well as on a country-by-country basis. For purposes hereof, all monetary units shall be in United States Dollars.

         6.2. OraPharma shall keep and maintain complete and accurate records relating to this Agreement, including records that ensure KNC's ability to perform a complete lot history via lot tracing of Product, and the reports required by this Article 6. Such records shall be maintained by OraPharma for a period of five (5) years from the date of any commercial transaction related to this Agreement. OraPharma shall, upon reasonable prior written notice from KNC, allow KNC to inspect such records.

                         7. INTELLECTUAL PROPERTY RIGHTS

         7.1. Except as specifically set forth herein, KNC owns and shall continue to own entire right, title and interest in and to the Product and intellectual property relating thereto.

         7.2.  Product Marks:

               (a) After the written consent of KNC, which shall be promptly given and shall not be unreasonably refused, OraPharma and its Sub-distributors shall have the right to develop and use during the Term all trademarks or trade names developed by OraPharma (collectively, "OraPharma Marks") in connection with the marketing, distribution and sale of the Product and will be the sole and exclusive owner of any such OraPharma Marks and the goodwill pertaining thereto;

               (b) OraPharma shall have a limited license to use the trademark Epi-Guide(R), Drilac(R), and "OPLA" ("Marks") in connection with the Product during the Term of this Agreement only to the extent necessary to effect the terms of this Agreement. KNC shall continue to be the sole and exclusive owner of the Marks;

               (c) Other than as set forth in Subsection 7.2(b) above, OraPharma shall not use the Marks in any manner without KNC's prior written consent. When using any of KNC's or OraPharma's Marks, OraPharma shall comply with all applicable laws and regulations relating to the use of trademarks or trade names; and

               (d) KNC and OraPharma acknowledge the exclusive right, title, interest and goodwill in and to each trademark, trade name or other intellectual property right owned by the other party. Neither KNC nor OraPharma will, at any time or in any way, do or cause to be done any act, or omission, or thing to challenge, contest or in any way impair the right, title, and interest of the other party. Except as otherwise provided in this Agreement, KNC and OraPharma shall not in any manner represent that either has any rights in or to any trademark, trade name or other intellectual property right of the other party and each acknowledges that the permitted use of any trademark, trade name or other intellectual property right of the other shall not create any ownership right, title, or interest in or to any trademark, trade name or other intellectual property right of the other party.

                           8. CONFIDENTIAL INFORMATION

         8.1.  The parties agree:

               (a) To receive and hold all Confidential Information in strict confidence and to disclose such Confidential Information only to its employees and representatives who have a need to know the Confidential Information. Without affecting the generality of the foregoing, the Receiving Party will exercise no less care to safeguard the Confidential Information than it exercises in safeguarding its own Confidential Information and will be responsible for any breach of the provisions of Article 8 by its employees and representatives

                    (including its employees who, subsequent to the first disclosure of Confidential Information, become former employees);

               (b) That the Receiving Party shall not, directly or indirectly, disclose or use the Confidential Information, in whole or in part, for any purposes other than those contemplated herein. Without affecting the generality of the foregoing, the Receiving Party shall not, directly or indirectly, disclose any such Confidential Information to any third party or use the Confidential Information for the benefit of any third party;

               (c) That neither party shall, without the prior written consent of the other party, disclose to any third party the fact that the Confidential Information has been made available or any of the terms, conditions or other facts with respect to the business relationship of the parties. Any disclosure made shall be no more extensive than is necessary to meet the minimum requirement imposed on the party making such disclosure;

               (d) That money damages would not be a sufficient remedy for a breach of this Article 8 and that the non-breaching party shall be entitled to equitable relief (including, but not limited to, an injunction or specific performance) in the event of any breach of the provisions of this Article 8;

               (e) The furnishing of Confidential Information hereunder shall not constitute or be construed as a grant of any express or implied license or other right, or a covenant not to sue or forbearance form any other right of action by the Disclosing Party to the Receiving Party under any of the Disclosing Party's patents or other intellectual property rights;

               (f) Upon the Disclosing Party's request, upon termination or expiration of this Agreement, the Receiving Party shall immediately return all written, graphic and other tangible forms of the Confidential Information (and all copies thereof) in the Receiving Party's possession or control except for one copy which may be retained for legal archival purposes; and

               (g) The obligations of the Receiving Party regarding disclosure and use of Confidential Information shall survive the termination of this Agreement and shall continue for ten
                    (10) years after the date of termination of this Agreement.

                                  9. PUBLICITY

         9.1. During the Term and thereafter, except as required by applicable law, neither party shall, without securing the prior written consent of the other party, release publicly the terms of this Agreement to any third party or publicly announce the terms of this Agreement. During the Term and thereafter, either party may use the name of the other party in press releases, shareholder reports, quarterly and annual corporate reports, SEC filings and public or private stock offerings and in connection with its marketing activities related to the Product, provided however that each party shall give the other five business days to review and comment on written material related to the other party.

                       10. WARRANTIES AND REPRESENTATIONS

         10.1. OraPharma warrants and represents that it will not, to the best of its knowledge, sell, either directly or indirectly, or through its Sub-distributors, any Product for use outside the scope of this Agreement.

         10.2. OraPharma warrants that it shall comply with all applicable laws and governmental authorities and governmental approvals affecting the use, possession, distribution, labeling, advertising and all forms of promotion in connection with the sale and distribution of the Product.

         10.3. KNC warrants that it has received Section 510(k) clearance and class III pre-market approvals from the U.S. Food and Drug Administration to market Epi-Guide(R) bioresorbable periodontal matrix barrier and Drilac(R) polylactic acid surgical dressing, respectively, in the U.S. in accordance with the provisions of the U.S. Federal Food, Drug and Cosmetic Act and has received full regulatory approval to market and sell Epi-Guide(R) and Drilac(R) in Canada.

         10.4. KNC warrants that it shall provide OraPharma with Product which meets the Product Specifications and is manufactured at facilities registered with the FDA, to the extent required by law, and in accordance with applicable government requirements and all applicable laws, rules and regulations of each governmental agency having jurisdiction over the manufacture and sale of Product in accordance with the provisions of this Agreement, and which is of reasonable commercial quality, fit for the purpose intended.

         10.5. KNC represents and warrants that it is the owner of all right, title and interest to the Product, and that the use, sale, and/or import of Product does not infringe any intellectual property right, including but not limited to copyright, or patent of any third party.

         10.6. In the event of a warranty claim by an end-user of the Product, such as a manufacturing defect or missing part, OraPharma is hereby authorized to accept on KNC's behalf such Product returns, whereby KNC will refund or credit to OraPharma the purchase price for all defective Product, including the freight costs incurred by OraPharma.

         10.7. KNC and OraPharma each represent and warrant for itself that (i) it has the full right, power, and authority to execute and perform this Agreement and to grant the rights as provided herein, and (ii) this Agreement does not conflict with or otherwise result in a breach of any agreement to which such party is a party or to which it is bound.

         10.8. EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

                            11. GOVERNMENT APPROVALS

         11.1. It will be the sole responsibility and right of OraPharma, at OraPharma's sole cost and expense, to seek, prepare, file and prosecute all governmental applications necessary to obtain approvals to export, advertise, promote, market, distribute and sell the Product in the Field in the Territory ("Government Approvals"). KNC shall cooperate with OraPharma in the prosecution of all Government Approvals.

         11.2. Notwithstanding the provisions of Section 11.1, KNC owns U.S. Food and Drug Administration clearance K940643, PMA P800012 and Canadian approvals prosecuted by KNC and will maintain such approvals at its sole expense.

                        12. RESERVATION OF RIGHTS BY KNC

         12.1. KNC reserves all rights and products not expressly, specifically and exclusively conveyed upon OraPharma hereunder.

                                 13. ASSIGNMENT

         13.1. Neither party may assign or transfer this Agreement, in whole or in part, to a third party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         13.2. This Agreement will bind and inure to the benefit of the respective successors and permitted assigns, whether so expressed or not.

                                 14. INSURANCE

         14.1. KNC and OraPharma shall each obtain and maintain at all times during the Term, product liability insurance in the amount of at least [***] and shall deliver to the other party a certificate evidencing such insurance, which names the other party as an additional insured.

                                 15. TERMINATION

         15.1. (a) KNC shall have the right, but not the obligation, to terminate this Agreement upon sixty (60) days written notice by certified mail to OraPharma under the following circumstances, unless the circumstances are remedied or cured within said sixty
               (60) day notice period:

               (1)  if any amounts due KNC are unpaid;

               (2) if OraPharma declares bankruptcy, OraPharma makes an assignment for the benefit of its creditors, if any proceedings take place for reorganization or arrangement for the appointment of a receiver or trustee to take possession of OraPharma's assets, or any other proceeding under law for the relief of creditors shall be instituted;

[***] Confidential treatment requested

               (3) if OraPharma fails to purchase Minimum Purchase Guarantees as provided in Section 4.2.; or

               (4) if OraPharma materially breaches its obligations under this Agreement.

         (b) OraPharma shall have the right, but not the obligation, to terminate this Agreement upon sixty (60) days written notice by certified mail to KNC under the following circumstances, unless the circumstances are remedied or cured within said sixty (60) day notice period:

               (1) if KNC is unable to supply OraPharma with commercially reasonable quantities of Product for a period in excess of six months, if requested amounts do not exceed forecasted quantities;

               (2) if KNC declares bankruptcy, KNC makes an assignment for the benefit of its creditors, if any proceedings take place for reorganization or arrangement for the appointment of a receiver or trustee to take possession of KNC's assets, or any other proceeding under law for the relief of creditors shall be instituted;

               (3) if KNC materially breaches its obligations under this Agreement; or

               (4) if OraPharma is unable, after commercially reasonable efforts, to obtain any Government Approval in all or part of the Territory.

         15.2. Upon termination of this Agreement for any reason, including the end of the Term as defined in Section 2.6, nothing herein shall be construed to release either party from any obligation which matured prior to the Effective Date of termination including, but not limited to, Minimum Purchase Guarantees as defined in Section 4.2.

         15.3. Upon termination of this Agreement for any reason, including the end of the Term as defined in Section 2.6, OraPharma shall immediately and permanently discontinue all use of the Marks, as well as any name, trademark, trade name slogan, title, label, or anything else that would be likely to lead to confusion or make it appear that OraPharma is the authorized distributor of the Product. KNC shall have the option to purchase from OraPharma all government or health authority approvals to market the Product for an amount to be negotiated in good faith between KNC and OraPharma.

         15.4. Upon termination of this Agreement for any reason, including the end of the Term as defined in Section 2.6, OraPharma shall notify its customers and others that it has ceased to be a distributor. KNC shall have the option exercisable by written notice to OraPharma within thirty days of termination or expiration to repurchase all OraPharma's stocks of Product on hand at the effective date of termination or expiration which are in good and saleable condition at OraPharma's landed cost thereof. Absent receipt of such notice, and solely if the termination is pursuant to Section 15.1(b), OraPharma shall be permitted to continue to sell Product in the Territory until OraPharma's stocks of Product are exhausted or the expiration of a period of six (6) months following the effective date of termination, whichever is earlier, during such corresponding time, Section 15.3 shall be waived.

                               16. INDEMNIFICATION

         16.1. KNC agrees to indemnify, defend and hold OraPharma and any of its officers, directors, affiliates, Sub-distributors, employees, sales agents, successors and permitted assigns harmless from any and all damages (including, without limitation, amounts paid by OraPharma in judgement or in settlement with KNC's consent) losses, claims, demands, liabilities, cost and expenses (including, without limitation, reasonable court costs and attorney's fees) incident or relating to, based upon or rising out of any claim, demand, cause of action, suit or proceeding resulting from KNC's manufacturing, testing, design, qualifying, preparing for shipping, and packaging of Product or actions not in accord with this Agreement, except for such claims which arise out of or result from the negligence, gross negligence or willful misconduct of OraPharma, or are otherwise subject to indemnification under Section 16.2.

         16.2. OraPharma agrees to indemnify, defend and hold KNC and any of its officers, directors, affiliates, employees, sales agents, successors and permitted assigns harmless from any and all damages (including, without limitation, amounts paid by KNC in judgement or in settlement with OraPharma's consent) losses, claims, demands, liabilities, cost and expenses (including, without limitation reasonably court costs and attorney's fees) incident or relating to, based upon or arising out of any claim, demand, cause of action, suit or proceeding resulting from OraPharma's advertising, promoting, marketing, distributing and selling of Product or actions not in accord with this Agreement, except for such claims which arise out of or result from the negligence, gross negligence or willful misconduct of KNC, or are otherwise subject to indemnification under Section 16.1.

                          17. MISCELLANEOUS PROVISIONS

         17.1. Independent Contractor. Neither party shall have the right, power or authority to assume or create any obligations or responsibility expressed or implied, on behalf of, or in the name of, the other party, or to bind the other party in any manner or to any extent whatsoever, without the prior written approval and acceptance of the other party. Each of the parties hereto is an independent contractor for the purposes of this Agreement and nothing contained herein shall be deemed or construed to create the relationship of agency, partnership or joint venture or any other association except that of an independent contractor relationship.

         17.2. Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on each party only if such amendment or waiver is set forth in a writing executed by such parties. Waiver of a breach of the Agreement shall not constitute a waiver of any other subsequent breach of the Agreement. The waiver of any provision of this Agreement shall not constitute a continuing waiver of that provision or a waiver of any other provision of this Agreement.

         17.3. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by overnight mail, return receipt requested. Notices, demands and communications will, unless another address is specified in writing, be sent to the addresses set forth as follows:

                        If to OraPharma:              Michael D. Kishbauch
                                                      President and CEO
                                                      OraPharma, Inc.
                                                      732 Louis Drive
                                                      Warminster, PA  18974

                        If to KNC:                    Joseph W. Kaufmann
                                                      President and CEO
                                                      Kensey Nash Corporation
                                                      55 East Uwchlan Avenue
                                                      Exton, PA  19341

         17.4. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         17.5. Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede all prior understandings, agreements and representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         17.6. Counterparts. This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

         17.7. Governing Law. The law of the Commonwealth of Pennsylvania will govern, without regard to the conflicts of law provisions thereof, all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         17.8. Headings. Section headings used in this Agreement are for convenience only and form no part or in any way modify or define the text of meaning or any provision of this Agreement.

         17.9. Force Majeure. Neither party shall be liable or deemed in default for failure to perform any duty or obligation that such party may have under this Agreement where such failure has been directly or indirectly caused by any act of God, fire, strike, inevitable accident, war, or any other cause outside the reasonable control of that party, and occurring without its fault or negligence. The party whose performance has been so interrupted shall give the other party prompt notice of the interruption and the cause thereof, and shall use its best efforts to resume full performance of this Agreement as soon as possible.

         17.10. Damage Exclusions. EXCEPT AS OTHERWISE PROVIDED ELSEWHERE IN THIS AGREEMENT, NONE OF THE PARTIES SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES OR LOST SALES OR PROFITS IN CONNECTION WITH ANY MATTERS RELATING IN ANY MANNER TO THIS AGREEMENT OR OTHERWISE RELATING TO THE BUSINESS RELATIONSHIP OF THE PARTIES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES BY THE OTHER PARTIES.

         17.11. U.S. Export Restrictions. OraPharma acknowledges that KNC and all related technical information, documents and materials are subject to export controls under the U.S. Export Administration Regulations. OraPharma will (i) comply strictly with all legal requirements established under these controls, (ii) cooperate fully with KNC in any official or unofficial audit or inspection that relates to these controls, and (iii) not export, re-export, direct or transfer, directly or indirectly, the Product to any country or nation therefor that is embargoed by executive order, unless OraPharma has obtained the prior written authorization of KNC and the U.S. Commerce Department.

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the date first written above.

ORAPHARMA, INC                                 KENSEY NASH CORPORATION

By:  _________________________________         By:  ____________________________
Michael D. Kishbauch                                 Joseph W. Kaufmann
President and CEO                                    President & CEO

                      Schedule A ("Product Specifications")

                                      [***]

_______

[***] Confidential treatment requested

                         Schedule B ("Product Drawings")

                             [Picture appears here]

              Schedule C ("Minimum Purchase Guarantee of Product")



Initial Term - Epi-Guide(R)Bioresorbable Barrier Matrix

[***]


Initial Term - Drilac(R)Polylactic Acid OPLA Surgical Dressing

[***]


_______

[***] Confidential treatment requested.